FOR:	International Speedway Corporation
CONTACT:	Investor Relations (386) 681-6516

INTERNATIONAL SPEEDWAY CORPORATION ANNOUNCES
AMENDMENT OF SHARE REPURCHASE PROGRAM PRICE PARAMETERS

~UP TO $37 MILLION IN SHARE BUY BACKS THROUGH FISCAL YEAR END~

DAYTONA BEACH, Fla. - February 3, 2016/PRNewswire/ - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today announced it has amended the price parameters of its share repurchase program with intention to make up to $37.0 million in open market repurchases of ISCA shares through fiscal year end November 30, 2016.  The Company has authorized its agent to purchase shares under revised opportunistic parameters, which encompass price, corporate and regulatory requirements, capital availability and other market conditions.
The Company has approximately $61.7 million remaining on its $300.0 million authorization to repurchase ISCA shares.  The Company has not repurchased ISCA shares on the open market since the period ended November 30, 2012.
On a quarterly basis and pursuant to the trading plan under Rule10b5-1, the Company reviews and adjusts, if necessary, the parameters of its Share Purchase Plans.
International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation's major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York.
The Company also owns and operates Motor Racing NetworkSM, the nation's largest independent sports radio network and Americrown Service CorporationSM, a subsidiary that provides catering services, and food and beverage concessions. In addition, the Company has a 50.0 percent interest in the Hollywood Casino at Kansas Speedway. For more information, visit the Company's Web site at www.internationalspeedwaycorporation.com.

Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.
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